EXHIBIT 10.1

AMENDED AND RESTATED JOINT VENTURE AGREEMENT

Joint Venture Agreement dated as of January 25, 2017 (this “Agreement”) by and between Mineracao Batovi Ltda., a Brazilian corporation (“Mineracao”), Diamante Minerals, Inc. a Nevada corporation (“Diamante”) and Dr. Charles Fipke (the “Mineracao Shareholder”).

W I T N E S S E T H

WHEREAS, the parties, together with Jose Aldo (“Aldo”), a former shareholder of Mineracao previously executed a certain agreement dated as of February 10, 2014, as amended February 25, 2014, regarding the acquisition by Diamante from Mineracao of up to a 75% interest in a joint venture in Mato Grosso, Brazil owned by Mineracao (the “Initial Agreement”);

AND WHEREAS Mineracao and Diamante subsequently entered into a joint venture agreement dated November 20, 2014, as amended by a letter agreement dated February 27, 2015 (collectively the “Joint Venture Agreement”) following the termination of the Initial Agreement which Joint Venture Agreement contemplated the parties participating in a joint venture with respect to certain mineral claims in Mato Grosso, Brazil (the “Claims”) as detailed in Schedule “A” hereto through a newly formed Brazilian company;

AND WHEREAS Mineracao, Diamante and the Mineracao Shareholder have now determined to enter into this Agreement so as to amend and restate the Joint Venture Agreement to provide for the joint venture contemplated by the Joint Venture Agreement to be effected through holdings in Mineracao and to reflect the fact that subsequent to the entering into of the Joint Venture Agreement, Diamante acquired Aldo’s former shareholdings in Mineracao, being a 2.4% equity interest (the “2.4% Interest”).

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Article 1
Joint Venture Entity

1.1 Initial Right. Subject to the provisions of section 1.2 hereof Diamante has the right but not the obligation to contribute up to US$1,000,000 in cash to Mineracao on or before June 30, 2017 for up to a 17.6% equity interest in Mineracao (the “Initial Interest”), it being acknowledged that such monies are to be applied to the exploration of the Claims and it being further acknowledged that the Initial Interest is in addition to the 2.4% Interest, such that, if the Initial Interest acquired is 17.6%, Diamante would then hold a 20% Interest in Mineracao.

1.2 Obligatory Contribution. Notwithstanding the provisions of Section 1.1 hereof with respect to Diamante having the right but not the obligation to contribute to Mineracao, in circumstances where, on or before June 30, 2017, Diamante raises monies by way of an offering of its securities (an “Offering”) in circumstances where such monies, or a portion thereof (the “Allocated Funds”) are to be applied to the exploration of the Claims, as disclosed in a registration statement or other disclosure document issued by Diamante in connection with such Offering, Diamante shall be obligated to contribute such Allocated Funds to Mineracao in accordance with the provisions of Section 1.1 hereof.

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1.3 Pro Rata Allocation. In circumstances where, as of June 30, 2017, Diamante has contributed a portion (the “Contributed Portion”) only of the US$1,000,000 to Mineracao in accordance with the provisions of Section 1.1 hereof, the Initial Interest acquired by Diamante shall be a pro rata portion of 17.6% based upon the percentage that the Contributed Portion is of US$1,000,000.

Article 2
Earn-In Right

2.1 Additional Right. In order to acquire an additional interest in Mineracao (the “Additional Interest”), Diamante shall have the right (the “Additional Right”) but not the obligation to, in circumstances where the Initial Interest has been acquired, incur up to an additional US$2,000,000 of exploration expenses (the “Additional Exploration Expenses”) on the Claims no later than November 20, 2019 (the “Additional Interest Earn In Period”) so as to acquire up to an additional 29% equity interest in Mineracao. The itemized detail of such expenses (as well as any other expenses incurred by Diamante in connection with this Agreement, as provided for in this Agreement) shall be evidenced by the filings made by Diamante with the Securities and Exchange Commission (the “SEC”) indicating the incurrence of such exploration expenses as well as any other documentary evidence submitted by Diamante to Mineracao.

2.2 Pro Rata Allocation. In circumstances where, as of November 20, 2019, Diamante has contributed a portion (the “Additional Contributed Portion”) only of the US$2,000,000 to Mineracao in accordance with the provisions of Section 2.1 hereof, the Additional Interest acquired by Diamante shall be a pro rata portion of 29% based upon the percentage that the Additional Contributed Portion is of US$2,000,000.

2.3 Negotiation Rights. Mineracao shall have the right to negotiate and enter into an agreement (a “Major Mining Agreement”) with a major mining company (a “Mining Company”) to operate, finance and/or construct a mine on the Claims and grant the Mining Company at least a 51% interest in Mineracao, provided that the Mining Company must commit to invest no less than US$250,000,000 in Mineracao. In the event a Major Mining Agreement is entered into the interests of Diamante and the Mineracao Shareholder shall be diluted pro rata in accordance with their percentage holdings in Mineracao, provided that, if such Major Mining Agreement is entered into during the Additional Interest Earn In Period, Diamante may elect to exercise the Additional Right by forthwith paying to Mineracao an amount up to the amount of Additional Exploration Expenses remaining to be incurred so as to acquire an Additional Interest calculated based upon the amount of Additional Exploration Expenses so paid.

2.4 Profits. Any and all profits generated by Mineracao shall be allocated between Diamante and the Mineracao Shareholder according to their respective equity interests in Mineracao and paid in the form of dividends based on the assessment of the board of the directors of Mineracao.

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Article 3
Management of Mineracao

3.1 Joint Venture Entity. The terms provided for in this Agreement shall be incorporated into the charter and bylaws of Mineracao or otherwise given effect in a manner as advised by Brazilian counsel to Mineracao.

3.2 Board. During the period from the date Diamante acquires an Initial Interest until the expiry of the Additional Interest Earn In Period (the “Interim Period”) being the earlier of the date the Additional Interest is acquired in full, the date Diamante advises in writing that it has elected not to acquire any further Additional Interest or November 20, 2019, and thereafter in circumstances where Diamante holds at least a 40% interest in Mineracao, Mineracao shall be managed by a board of directors comprised of two (2) representatives from each of Diamante and the Mineracao Shareholder. Notwithstanding the above, in circumstances where Diamante’s interest in Mineracao at the end of the Interim Period is greater than 10% but less than 40%, the board of directors shall thereafter be comprised of three (3) representatives of the Mineracao Shareholder and one (1) of Diamante. The board of directors shall be similarly constituted during the Interim Period as long as the interest in Mineracao held by Diamante is less than 10%. If at any time following the expiry of the Interim Period Diamante’s interest in Mineracao is reduced to 10% or less, Diamante shall thereafter not be entitled to any representation on the board of directors of Mineracao. Notwithstanding anything contained herein to the contrary, the affirmative approval of at least three of the four members of the board must be obtained prior to taking the following actions:

(i) the adoption of the annual budget, including all expenditures relating to Mineracao, and any amendments thereto (the “Budget”);

(ii) the approval of financial statements and reports relating to Mineracao;

(iii) the appointment and termination of a general manager for Mineracao, including the terms of the compensation of such manager;

(iv) any financing or funding for Mineracao, including without limitation the authorization or issuance of any right, including, without limitation, any warrant or option or other right (contingent or otherwise) to purchase or acquire any interest in Mineracao other than as provided for herein;

(v) the scope and purpose of a feasibility study for Mineracao, including the determination that the study is positive;

(vi) the decision to mine and commence commercial production;

(vii) the sale or lease of any claim owned by Mineracao;

(viii) the execution of any agreement relating directly or indirectly to Mineracao, including without limitation, any off-take, lease or sale agreement or royalty arrangement;

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(ix) the encumbrance of any type of security interest in any portion of the assets or securities of Mineracao or any interest therein;

(x) establishing any subsidiary or other company which shall have any interest in Mineracao or any portion thereof;

(xi) the appointment of key employees, agents or consultants for Mineracao, including without limitation the terms of their compensation and benefit arrangements;

(xii) the commencement or settlement of any litigation or threatened litigation in which the amount at issue involves more than US$500,000; and

(xiii) any termination or winding up of Mineracao.

3.3 Expenses. Each of Diamante and Mineracao agree that all expenditures relating to Mineracao shall be allocated in accordance with the terms of this Agreement. Accordingly, as of the date hereof, until the end of the Interim Period Diamante shall be responsible for 100% of the expenses of Mineracao provided that all such expenses shall first be approved in writing by the Diamante representatives on the board of directors of Mineracao.

The bank account in the name of Mineracao shall require that both the signature of a representative of Diamante and a representative of the Mineracao Shareholder shall be required for all withdrawals from said account. Until further notice, the Diamante representative shall be Chad Ulansky and the Mineracao Shareholder representative shall be Keiven Bauer.

Diamante and Mineracao shall cause Mineracao to engage Diamante to carry out exploration activity in accordance with approved budgets and in this regard it is acknowledged that Diamante shall be entitled to charge a 10% administration fee on all exploration expenditures incurred under US$50,000 and 5% on all exploration expenditures incurred over US$50,000.

It is acknowledged that, in fulfilling its role as contemplated by the above paragraph Diamante may sub-contract with third parties, including but not limited to, Kel-Ex Development Ltd.

3.4 Claims. If at any time prior to acquiring the Additional 29% Interest Diamante stops funding the company or decides to withdraw then the Mineracao Shareholder will be granted the right to acquire the interest of Diamante in Mineracao at fair market value.

3.5 Dilution. Each of Diamante and the Mineracao Shareholder agree that if a party does not fund its pro rata share of an expenditure provided for in a Budget following the expiry of the Interim Period, the interest of said defaulting party shall be reduced pro ratably through additional financings. For the avoidance of doubt Diamante shall sole fund any exploration expenditures up to the end of the Interim Period. For the purposes of such dilution calculations the Mineracao Shareholder will be initially deemed to have contributed an amount equal to their pro rata share of the amount contributed by Diamante (i.e. if Diamante contributed US$3,000,000 for 49% of Mineracao’s shares (inclusive of the 2.4% Interest), the Mineracao Shareholder shall be deemed to have contributed US$3,122,450 for 51% of Mineracao’s shares.

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3.6 Interest in Mineracao. Subject to Section 2.2 Mineracao agrees that it shall not, directly or indirectly, provide any other person or party any rights with respect to Mineracao without the prior written consent of Diamante.

Article 4
Representations and Warranties

4.1 Representations and Warranties. Each of Diamante and Mineracao represent the following:

(a) Each party represents and warrants that it is in good standing under the laws of the jurisdiction in which it is incorporated, and that it has all the requisite power, right and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the obligations provided herein have been duly and validly authorized by all necessary action on the part of each party.

(b) This Agreement does not: (i) conflict with any provision of the respective party’s charter, or similar organizational documents or bylaws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which either Diamante or Mineracao, as the case may be, is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to Diamante or Mineracao, as the case may be, or by which any of its respective property or asset is bound or affected. Mineracao has all requisite permits and approvals necessary to establish and own and operate Mineracao and to consummate the transactions contemplated in this Agreement.

(c) The execution, delivery and performance of this Agreement by Diamante or Mineracao, as the case may be, has been duly authorized by all requisite action and constitutes the valid and binding obligation of each of them, enforceable against it in accordance with the terms hereof.

(d) Mineracao represents and warrants that it is the sole legal and beneficial owner of the Claims. Mineracao has not encumbered, mortgaged or conveyed any interest in the Claims, including but not limited to conveying any royalty interest therein, other than as set forth in this Agreement; and it has no knowledge of any pending litigation or other claims challenging its rights and title to the Claims. No other person or entity has any rights, direct or indirect, in the Claims.

(e) Mineracao represents and warrants that prior to the date of this Agreement, it and its affiliates have incurred no less than US$3,975,000 in expenses with respect to the Claims. Mineracao represents and warrants that the amount of is the total amount currently required to be submitted by Mineracao to the Brazilian government (the “Government”) to maintain the claims for the 2017 year. No other payment is due to the Government or any third party in order for Mineracao to maintain the Claims.

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Article 5
MISCELLANEOUS

5.1 Limitations on Transfers.

(a) Neither Diamante nor the Mineracao Shareholder will transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer, alienate or otherwise dispose of (in this section, to “Transfer”) any or all of its interest in Mineracao or transfer or assign any of its rights under this Agreement (in this section, such interests and rights, collectively, the “Holdings”) other than in accordance with the provisions of this section. A Party may Transfer only the whole of its Holdings, except as contemplated in subsection 5.1(c) hereof.

(b) Subject to subsection 5.1(c) hereof, if, a party (for the purposes of this section, the “Selling Party”) wishes to sell or assign its Holdings (the “Offered Interest”) to a third party it shall first give notice in accordance with the terms hereof (the “Sale Notice”) to such effect to the other party (for the purposes of this section, the “Non-Selling Party”) and in such Sale Notice shall provide the details of the terms on which it is prepared to sell the Offered Interest. The Non-Selling Party shall then have the right for a period of thirty (30) days in which to give notice to the Selling Party in accordance with the terms hereof, that they elect to purchase the Offered Interest on such terms. If the Non-Selling Party gives notice of election to purchase the Offered Interest, the party shall enter into and consummate such sale on the terms set forth in the Sale Notice or as otherwise mutually agreed. If the Non-Selling Party fails to give notice of its election to purchase the Offered Interest within the required period of time, then the Selling Party may sell the Offered Interest to any other third party on the terms offered to the Non-Selling Party in the Sale Notice or better. If such transaction is not consummated within 150 days of the original Sale Notice, then the procedure provided for in this section shall again apply.

(c) Nothing in this section applies to or restricts in any manner:

(i) a disposition by the transferring party of all or a portion of its Holdings to an Affiliate (as that terms is defined under the Business Corporations Act (British Columbia) of the transferring party, provided that such Affiliate first assumes and agrees to be bound by the terms of this Agreement and agrees with the other party in writing to retransfer the Holdings to the transferring party before ceasing to be an Affiliate of the transferring party. Notwithstanding the foregoing the other party shall not be obligated upon such a transfer to release the transferring party from its obligations under this Agreement;

(ii) an amalgamation, merger or other form of corporate reorganization involving or the acquisition of shares or assets of the transferring party which is a bona fide business transaction that has the effect in law of the amalgamated or surviving corporation possessing, directly or indirectly, substantially all the property, rights and interest and being subject to substantially all the debts, liabilities and obligations of the transferring party; or

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(iii) a sale, forfeiture, charge, withdrawal, transfer or other disposition or encumbrance with is otherwise specifically allowed for under this Agreement.

5.2 Indemnities. Diamante and Mineracao shall fully indemnify, defend, release and hold harmless each other and their respective affiliates and successors, and their agents, and employees from and against all loss, costs, penalties, expense, damage and liability (including without limitation, loss due to injury or death, reasonable attorneys fees, expert fees and other expenses incurred in defending against litigation or administrative enforcement actions, either pending or threatened), resulting from a direct or indirect breach or threatened breach of any representation, warranty or covenant in this Agreement. This indemnity shall survive termination of this Agreement.

5.3 Notice. All notices or other communications to either party shall be in writing and shall be sufficiently given if (i) delivered in person, (ii) sent by electronic communication, with confirmation sent by registered or certified mail, return receipt requested, (iii) sent by registered or certified mail, return receipt requested, or (iv) sent by overnight mail by a courier that maintains a delivery tracking system. Subject to the following sentence, all notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of receipt of the electronic communication, (iii) if by mail, on the date of delivery as shown on the actual receipt, and (iv) if by overnight courier, as documented by the courier’s tracking system. If the date of such delivery or receipt is not a business day, the notice or other communication delivered or received shall be effective on the next business day (“business day” means a day, other than a Saturday, Sunday or statutory holiday observed by banks in the jurisdiction in which the intended recipient of a notice or other communication is situated.) A party may change its address from time to time by notice to the other party as indicated above.

All notices to Diamante shall be addressed to:

Diamante Minerals, Inc.

203-1634 Harvey Ave

Kelowna, BC, V1Y-6G2, Canada

Attn: Chad Ulansky

All notices to Mineracao or the Mineracao Shareholder shall be addressed to:

Mineracao Batovi Ltda

203-1634 Harvey Ave

Kelowna, BC, V1Y-6G2, Canada

Attn: Keiven Bauer

5.4 Waiver. No waiver of any provision of this Agreement, or waiver of any breach of this Agreement, shall be effective unless the waiver is in writing and is signed by the party against whom the waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other subsequent breach.

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5.5 Modification. No modification, variation or amendment of this Agreement shall be effective unless it is in writing and signed by all parties to this Agreement.

5.6 Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the transactions contemplated herein and supercedes any other agreement, representation, warranty or undertaking, written or oral, among the parties.

5.7 Further Assurances. Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

5.8 Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. All disputes arising out of or in connections with this Agreement, or in respect of any defined legal relations associated therewith or derived therefrom, shall be referred to and finally resolved by a sole arbitrator by arbitration under the rule of The Commercial Arbitration Act of British Columbia.

5.9 Attorneys Fees. In any arbitration or litigation between the parties to this Agreement or persons claiming under them resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party or parties shall be entitled to recover from the defaulting party or parties, all reasonable costs, expenses, attorneys fees, expert fees, and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the proceeding, in connection with any appeals, and collecting any final judgment entered therein. If a party or parties substantially prevails on some aspects of such action, but not on others, the arbitrators or court, as the case may be, may apportion any award of costs and attorneys fees in such manner as it deems equitable.

5.10 Termination. This Agreement shall terminate and be of no further force and effect in circumstances where Diamante does not acquire any portion of the Initial Interest in accordance with the provisions of Section 1.1 hereof on or before June 30, 2017.

5.11 Construction. The section and paragraph headings contained in this Agreement are for convenience only, and shall not be used in the construction of this Agreement. The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement. The parties agree that this Agreement is the product of negotiation and that neither party will be deemed to be the drafter thereof. Each party to this Agreement consulted with, or had the opportunity to consult with, its legal department or with the independent attorney of its choice with regard to the Agreement, and signs it voluntarily.

5.12 Signatures. This Agreement may be executed by facsimile or other electronic form and in counterparts, each of which shall constitute an original and all of which together shall constitute one instrument.

Remainder of Page Intentionally Omitted; Signature Pages to Follow

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MINERACAO BATOVI LTDA

By:	/s/ Charles Fipke
Name:	Charles Fipke
Title:	Director

DIAMANTE MINERALS INC.

By:	/s/ Chad Ulanksy
Name:	Chad Ulanksy
Title:	Chairman and CEO

/s/ Charles Fipke
Dr. Charles Fipke

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